LOAN MODIFICATION AGREEMENT NO. 1

     Preamble: This Loan Modification Agreement No. 1 (this "Agreement"), dated as of September 11, 2001 (the "Effective Date"), is made between IMMUCOR, INC., a Georgia corporation ("U.S. Borrower"), DOMINION BIOLOGICALS LIMITED, the successor by amalgamation to 3000524 Nova Scotia Limited and itself a corporation incorporated under the laws of Canada ("Canadian Borrower"), and IMMUCOR MEDIZINISCHE DIAGNOSTIK GMBH, a corporation incorporated under the laws of the Federal Republic of Germany ("German Borrower"; U.S. Borrower, Canadian Borrower and German Borrower, individually and collectively, "Borrower"), as borrowers, and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as lender ("Lender") for the purpose of amending or otherwise modifying the terms of that certain Loan Agreement, dated as of February 23, 2001, heretofore made between Lender and Borrower (which, as it has been, or hereafter may be, modified or amended, is called herein the "Loan Agreement").

     Now, therefore, in consideration of the mutual promises contained herein and in the Loan Agreement, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrower, each intending to be legally bound, agree as follows:

1. Definitions. Capitalized terms used herein, but not expressly defined themselves herein, shall have the meanings given to such terms in the Loan Agreement.

2. Loan Modifications. Lender and Borrower agree to modify the Loan Agreement as follows:

2.1 Change in Interest Rate and Non-Usage Fee. Notwithstanding any provisions of Sections 2.2.1 or 2.2.2 of the Loan Agreement to the contrary, commencing on the Effective Date:

(i) all Borrowings shall be limited to, and made as (or converted to), Prime Borrowings only;

(ii) the "Applicable Margin" shall be a rate per annum equal to (A) in respect of Advances outstanding under each of the Lines of Credit, Term Loan A and CAD Term Loan, one-half of one percent (0.50%), and (B) in respect of Term Loan B, two percent (2.00%); and

(iii)the "Applicable Percentage" for the non-usage fee shall be fixed at one-half of one percent (0.50%);

provided, however, that if the Funded Debt/EBITDA Ratio of the U.S. Borrower and its Consolidated Subsidiaries (computed as of the last day of any Fiscal Quarter ending subsequent to the Effective Date for the four (4) consecutive Fiscal Quarters ending on such date), as reflected on Borrower's financial statements for such Fiscal Quarter (and the three (3) preceding Fiscal Quarters) is ever 2.50:1 or less, then, so long as such situation, measured quarterly thereafter, is continuing, the foregoing provisions of clauses (i), (ii) and (iii) above shall be suspended and the existing provisions of Sections 2.2.1 and 2.2.2, relative to selection and calculation of interest rates and of calculation of non-usage fees, shall be reinstated.

2.2 Change in Borrowing Base Reporting. Notwithstanding any provision of Section
4.2.10 of the Loan Agreement to the contrary, commencing with the calendar week ending September 24, 2001, and continuing at all times thereafter, the Borrowing Base Certificate shall be delivered on a weekly basis, as soon as practicable after the end of each calendar week, but not later than the second Business Day of the succeeding calendar week, reflecting weekly updates of the information specified in said Section 4.2.10 for the U.S. Borrower and its Subsidiaries, and monthly updates of such information for the German Borrower and the Canadian Borrower. In addition to the foregoing, Borrower shall provide Lender with (i) a Borrowing Base Certificate for the calendar month ended July 31, 2001, as soon as practicable hereafter, but not later than September 24, 2001, and (ii) Borrowing Base Certificates for (A) the calendar month ended August 31, 2001 and
(B) the three-week period ended September 21, 2001, as soon as practicable hereafter, but not later than September 28, 2001. In such regard, Lender waives the Events of Default heretofore existing in respect of Borrower's failure to deliver Borrowing Base Certificates for the calendar months ended July 31, 2001 and August 31, 2001 in a timely manner on the condition, however, that Borrower will make the deliveries set forth herein by not later than the dates specified hereinabove or else such Events of Default shall be reinstated.

2.3 Changes in Financial Covenants. Any Event of Default heretofore existing in respect of Borrower's non-compliance with any of Sections 6.1 through 6.4 of the Loan Agreement for the Fiscal Quarters ending February 28, 2001 and May 31, 2001 (but only for such Fiscal Quarters, and no other Fiscal Quarter, including, particularly the Fiscal Quarter ending August 31, 2001) are hereby waived, effective as of the Effective Date, and, in connection therewith, (i) compliance with Sections 6.1, 6.3 and 6.4 of the Loan Agreement is suspended through the Fiscal Quarter ending February 28, 2002, but shall be reinstated as of the Fiscal Quarter ending May 31, 2002, (ii) Section 6.2 of the Loan Agreement shall be amended and restated to read as set forth below:

6.2 Funded Debt/EBITDA Ratio. The U.S. Borrower and its Consolidated Subsidiaries shall have for each Fiscal Quarter ending closest to each date set forth below a Funded Debt/EBITDA Ratio of not more than that set forth below for such period:

                                                   Maximum Funded
     Fiscal Quarter Ending:                       Debt/EBITDA Ratio:

     August 31, 2001                                 5.90:1.00

     November 30, 2001                               4.50:1.00

     February 28, 2002                               3.65:1.00

     May 31, 2002                                    2.70:1.00

     Each Fiscal Quarter ending                      2.50:1.00
     after May 31, 2002

Solely for purposes of this Section 6.2, (i) so long as any Debt of the U.S. Borrower or any of its Consolidated Subsidiaries is, by its terms, expressly subordinated to the obligations of such Credit Party to Lender, including, without limitation, all Obligations, on terms and conditions satisfactory to Lender in its sole discretion, and so long as Lender determines, in its sole discretion, that such subordination is and continues to be in all respects valid and enforceable against the holders of such obligations, such subordinated Debt shall not be included as Funded Debt; provided, however, that the foregoing shall not be deemed to be a consent by Lender to the incurrence by any Credit Party of any Debt not otherwise permitted to be incurred pursuant to Section 5.2; and (ii) commencing with the Fiscal Quarter ending closest to August 31, 2001, and continuing through the Fiscal Quarter ending closest to February 28, 2002, EBITDA shall be computed on an "annualized" basis; that is, (A) EBITDA at the end of the Fiscal Quarter ending closest to August 31, 2001 shall be equal to EBITDA determined for such Fiscal Quarter multiplied by four (4), (B) EBITDA at the end of the Fiscal Quarter ending closest to November 30, 2001 shall be equal to EBITDA for the two (2) consecutive Fiscal Quarters ending with such Fiscal Quarter end, multiplied by two (2), and (C) EBITDA at the end of the Fiscal Quarter ending closest to February 28, 2002, shall be equal to EBITDA for the three (3) consecutive Fiscal Quarters ending with such Fiscal Quarter end, multiplied by four-thirds (4/3).

and (ii), there shall be added to Article 6 a new Section 6.5, to read as follows:

     6.5 Minimum EBITDA. The U.S. Borrower and its Consolidated Subsidiaries shall have for each Fiscal Quarter ending closest to each date set forth below and for the cumulative Fiscal Year to date a minimum EBITDA in the respective amounts set forth below corresponding thereto:

                                                          Minimum Fiscal
   Fiscal Quarter              Minimum                    Year-to-Date
   Ending                      Quarterly EBITDA           EBITDA

   August 31, 2001             $2,000,000                 $2,000,000

   November 30, 2001           $3,000,000                 $5,000,000

   February 28, 2002           $4,000,000                 $9,000,000

   May 31, 2002                $5,000,000                 $14,000,000

it being understood and agreed, in connection herewith, for the Fiscal Quarters ending November 30, 2001, February 28, 2002 and May 31, 2002, that if actual quarterly EBITDA is less than the minimum quarterly EBITDA prescribed above for such Fiscal Quarter, such shortfall shall not by itself constitute an Event of Default unless either (i) actual EBITDA is less than eighty percent (80%) of prescribed EBITDA for such Fiscal Quarter or (ii) Borrower is in non-compliance with the minimum Fiscal Year-to-date EBITDA requirement prescribed for such Fiscal Quarter.

2.4 Unsatisfied Post-Closing Conditions. Pursuant to Section 4.8 of the Loan Agreement, Borrower was required to deliver, or cause to be delivered, to Lender by not later than April 30, 2001, certain Loan Documents. As of April 30, 2001, and continuing through the Effective Date, the Borrower has failed to deliver those Loan Documents listed on Schedule "A" annexed hereto (the "Remaining Post-Closing Conditions"), and its failure to do has constituted an Event of Default since April 30, 2001 (herein, the "Document Delivery Default"). As an accommodation to Borrower, Lender hereby waives the Document Delivery Default on the condition, however (to which the Borrower acknowledges, confirms and agrees), that, as soon as practicable hereafter, but not later than September 30, 2001, Borrower shall have fulfilled all Remaining Post-Closing Conditions; otherwise, effective on October 1, 2001, the Document Delivery Default shall be reinstated.

3. Imposition of Waiver Fee. In consideration of Lender's entry into this Agreement and its performance hereunder, Lender shall have fully earned on the Effective Date a non-refundable waiver fee equal in amount to Seven Hundred Fifty Thousand Dollars ($750,000), the payment of which shall be made in twelve
(12), equal installments of Sixty-Two Thousand Five Hundred Dollars ($62,500) each, due and payable on the last day of each calendar month, for twelve (12), consecutive calendar months, commencing on September 30, 2001; provided, however, that, notwithstanding the foregoing, the then unpaid amount of such fee shall become due and payable, in full, (i) upon Borrower's receipt of the Junior Capital Infusion (defined and described in Section 4 of this Agreement), (ii) upon any Event of Default occurring subsequent to the Effective Date, at any time during its continuation, at Lender's option (but automatically, if the Event of Default is in respect of Sections 7.6 or 7.7 of the Loan Agreement) or
(iii) upon any termination of the Loan Agreement occurring in conjunction with Borrower's prepayment in full of the Obligations.

4. Junior Capital Infusion. Lender has agreed to enter into this Agreement and perform hereunder on the condition (which Borrower hereby acknowledges, confirms and agrees) that, as soon as practicable hereafter, but not later in any event than December 31, 2001 (the "Deadline Date"), the Borrower shall have received cash in the minimum amount of Five Million Dollars ($5,000,000) (gross of underwriting commissions and related expenses) in the form of (A) equity or (B) Debt which by its express terms is subordinated to all Obligations of each Credit Party to Lender on terms satisfactory to Lender, in its sole discretion (such capital infusion, of either form, is herein called the "Junior Capital Infusion"), the proceeds from which shall be applied, as and when received, in the form received, to outstanding Obligations in such order and manner as Lender, in its sole discretion, shall elect; and, if the required Junior Capital Infusion is not made, received and applied as specified hereinabove by the Deadline Date, then, the following additional terms shall apply:

(i) Lender shall have fully earned on the Deadline Date a nonrefundable supplemental waiver fee, equal in amount to Four Hundred Fifty Thousand Dollars ($450,000), separate and apart from the initial waiver fee specified in Section 3 of this Agreement, the payment of which shall be made in twelve (12), equal installments of Thirty-Seven Thousand Five Hundred Dollars ($37,500) each, due and payable on the last day of each calendar month for twelve (12) consecutive calendar months, commencing on January 31, 2002; provided, however, that, notwithstanding the foregoing, the then unpaid amount of such fee shall become due and payable, in full, on the same basis, at the same time and on the same conditions as are prescribed for the initial waiver fee in Section 3 of this Agreement.

(ii) Lender shall have fully earned on the Deadline Date the right to receive directly or through Lender's designee, on such date, warrants ("Warrants"), to acquire from the U.S. Borrower 750,000 shares of voting common stock (or, in lieu thereof, in whole or in part, at Lender's election, "phantom" stock warrants or capital appreciation rights representing the equivalent, in rights and value, thereof), or whatever greater or lesser number of such shares which, upon issuance of the Warrants, would provide Lender, on a fully diluted basis, the same percentage amount of the U.S. Borrower's voting common stock (or alternative equity rights) as Lender would have on the Effective Date, if the Warrants were issued on such date, exercisable at the then current market price of such stock upon the exercise of such Warrants, with such Warrants to be (A) issued to Lender for a nominal consideration only and (B) to be in a form and substance satisfactory to Lender, in its sole, but commercially reasonable, discretion. Notwithstanding the preceding sentence, the U.S. Borrower will have no obligation to increase the number of warrants or number of shares of its common stock (or alternative equity rights) issuable upon exercise of such warrants as a result of (A) the issuance of its common stock or securities convertible into its common stock that arise from employee stock options issued in the ordinary course of business, prior to the issuance date of the warrant, or (B) except as expressly provided in the Warrant, after the Warrant has been issued. The Warrants shall not be exercisable until April 30, 2002, however, nor after five (5) years from their date of issuance, and shall be subject to return to Borrower, without charge, should, subsequent to the Deadline Date and prior to April 1, 2002, the Junior Capital Infusion has been made, received and applied as specified hereinabove, according to the following schedule:


  ------------------------------- ---------------------------------------------
  If Junior Capital Infusion is   Then, the Warrants to be returned to
  made, received and applied by:  Borrower shall equal the number of shares specified below (or their equivalent if
                                  more or less than 750,000 shares are
                                  available by Warrants)
  ------------------------------- ---------------------------------------------

  January 31, 2002                                  562,500
  ------------------------------- ---------------------------------------------

  February 28, 2002                                 375,000
  ------------------------------- ---------------------------------------------

  May 30, 2002                                      187,500
  ------------------------------- ---------------------------------------------


(iii)on the Deadline Date, the interest rate payable on Advances shall change to (A) the Prime Rate plus two percent (2%) per annum, for each of the Lines of Credit, Term Loan A and CAD Term Loan, and (B) the Prime Rate plus four percent (4%) per annum, for Term Loan B.

(iv) subsequent to the Deadline Date, unless the Junior Capital Infusion is made, received and applied as specified hereinabove by April 30, 2002, then, all existing credit facilities shall terminate on February 28, 2003, and all Obligations shall be due and payable in full on such date (subject to earlier acceleration in accordance with the terms of the Loan Agreement in regard thereto).

5. Weekly Forecasts. In furtherance of Section 4.2.11 of the Loan Agreement, as soon as practicable hereafter, by not later than September 28, 2001, the U.S. Borrower shall provide Lender with thirteen (13) week cash flow projections for the U.S. Borrower and its Subsidiaries, which the U.S. Borrower shall update (roll forward and reconcile) on a weekly basis thereafter by the second Business Day of each calendar week for the preceding calendar week.

6. U.S. Virgin Islands Subsidiary. U.S. Borrower covenants and agrees to cause the dissolution of Gamma Biologicals International, Inc. and to transfer all assets of such entity, if any, to the U.S. Borrower. Upon such dissolution and transfer, Gamma Biologicals International, Inc. shall no longer be a Credit Party.

7. Inducing Representations. To induce Lender to enter into this Agreement, Borrower hereby represents and warrants that: (i) Borrower is duly authorized to enter into this Agreement, and this Agreement, upon its execution by Borrower and Lender, will constitute Borrower's legal, valid and binding obligations enforceable in accordance with its terms against Borrower; (ii) after giving effect to this Agreement, no Event of Default exists; (iii) no present right of setoff, counterclaim, recoupment claim, claim, cause or action or defense exists in Borrower's favor in respect of its payment or performance of any Obligations or arising from any action (or inaction) of Lender; and (iv) except as modified by this Agreement, all terms of the Loan Agreement and each Loan Document are in full force and effect as originally stated.

8. Miscellaneous. Except as otherwise expressly provided herein, all modifications to the Loan Agreement set forth herein shall take effect on the Effective Date. Each existing Loan Document (including, particularly, any Note) shall be deemed modified hereby as necessary to conform its terms to the terms of the Loan Agreement, as modified hereby. This Agreement constitutes a Loan Document, and shall be governed and construed accordingly. This Agreement constitutes the entire agreement between Lender and Borrower relative to the subject matter hereof, and supersedes and replaces any prior understandings and agreements, written or oral, in regard thereto. This Amendment shall be binding on, and inure to the benefit of, the successors and assigns of Borrower and Lender. Borrower shall reimburse Lender for all costs which Lender incurs, including reasonable attorneys fees, in the preparation, negotiation, execution and performance of this Agreement, and the recording of any Loan Documents in connection herewith.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                             WACHOVIA BANK,
                                             NATIONAL ASSOCIATION


                                             By:
                                             Name:
                                             Title:



































                    [SIGNATURES CONTINUED ON FOLLOWING PAGE)

                                         IMMUCOR, INC.


                                         By:
                                         Name:  Steven C. Ramsey
                                         Title:    Chief Financial Officer


































                    [SIGNATURES CONTINUED ON FOLLOWING PAGE)

                                        DOMINION BIOLOGICALS LIMITED


                                        By:
                                            Name:  Steven C. Ramsey
                                            Title:    Vice President




































                    [SIGNATURES CONTINUED ON FOLLOWING PAGE)

                                       IMMUCOR MEDIZINISCHE DIAGNOSTIK GMBH


                                       By:
                                           Name:  Edward L. Gallup
                                           Title:    Managing Director

              WACHOVIA/IMMUCOR--UNSATISFIED POST-CLOSING CONDITIONS



1. Execution, delivery and registration of a Pledge Agreement relative to the stock of Immucor Portugal Lda.

2. Execution and delivery of a Pledge Agreement relative to the stock of Immucor Belgium S.A.

3. Execution and delivery of a Pledge Agreement relative to the stock of Immucor France EURL.

4. Confirmation from Spanish counsel that all actions necessary to perfect Wachovia's lien in the stock if Immucor S.L. pursuant to the previously executed Pledge Agreement have been taken and return of fully-executed Pledge Agreement.

5. Return of fully executed and notarized Pledge Agreement relative to the stock of Immucor Italia s.r.l. from Italian counsel.

6.  Delivery  of  an  executed   Landlord's   Agreement  relative  to  Immucor's
headquarters in Norcross, Georgia.

September 25, 2001





Mr. Edward Gallup, President, CEO
Mr. Steven C. Ramsey, Chief Financial Officer
Immucor, Inc.
3130 Gateway Drive
P.O. Box 5625
Norcross, GA. 30091-5625











Re:  Loan Modification Agreement No. 1 ( "LMA1" )


Dear Sirs:

     Section 4 ( ii ) of LMA1 refers to May 30, 2002 as the date by which the Junior Capital Infusion must be made, received, and applied in order for 187,500 in warrants to be returned to Immucor. The May 30, 2002 date should be amended to read March 31, 2002.

     In order to reflect the parties' actual intent, please indicate your acknowledgement of this change by signing below.

                                          Sincerely,




                                          Fred Cecil
                                          Senior Vice President/GE

                                           Acknowledged by: Immucor, Inc.

                                          By:
                                                 Steven C. Ramsey
                                                 CFO
                                                 Immucor, Inc.